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                                  THE HARTFORD

                        HARTFORD LIFE INSURANCE COMPANY
                              200 HOPMEADOW STREET
                               SIMSBURY, CT 06089

                       TOTAL EXPECTED PREMIUM ENDORSEMENT

This endorsement is issued as part of the contract to which it is attached. This endorsement is effective on the date it is issued to you. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the Contract.

TOTAL EXPECTED PREMIUM: This is a non-binding commitment to invest a certain amount of Deposits within a specified period from the date you purchase your Contract in exchange for the assignment of a lower Contingent Deferred Sales Charge and a lower Premium Based Charge. If you do not make the Deposits as promised, we will reassign these charges based on your actual Deposits.

       - If You elect to use the Total Expected Premium feature, We will assume that additional Deposit(s) will be received by Us within [90] days of the Contract Issue Date so that such additional Deposit(s) plus the initial Deposit will equal or exceed the Total Expected Premium. As a result, We will assign a lower Contingent Deferred Sales Charge and a lower Premium Based Charge to Your initial Deposit and any subsequent Deposits We receive within [90] days of the Contract Issue Date.

       - If You do not to make cumulative Deposits within [90] days of the Contract Issue Date that are equal to or in excess of the Total Expected Premium, We will reassign the Contingent Deferred Sales Charge and Premium Based Charge associated with each Deposit received within [90] days of the Contract Issue Date to be in accordance with the actual amount of Your Deposit(s).

Signed for HARTFORD LIFE INSURANCE COMPANY

     [ /s/ David N. Levenson           /s/ Terence Shields
     --------------------------------  --------------------------------------
     DAVID N. LEVENSON, PRESIDENT      TERENCE SHIELDS, CORPORATE SECRETARY ]

HL-TEP-11                                                     PRINTED IN U.S.A.
                                                                     V0D542.FRM

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